UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2018 (December 17, 2018)

Smith Micro Software, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	01-35525	33-0029027
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Columbia Aliso Viejo, CA	92656
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (949) 362-5800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On December 17, 2018, Smith Micro Software, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) to acquire substantially all the assets, and certain specified liabilities, of the Smart Retail Division of ISM Connect, LLC (“ISM”), a Nevada limited liability company. The parties’ obligations to consummate the transaction are subject to certain customary asset purchase agreement closing conditions and termination rights.

Under the terms of the Purchase Agreement, the Company will pay an aggregate purchase price consisting of (i) Four Million Dollars ($4,000,000.00) in cash, reduced on a dollar-for-dollar basis to offset specified Assumed Liabilities, (ii) Four Million Eight Hundred Eighty-Seven Thousand Five Hundred Dollars ($4,887,500.00) in value of the Company’s common stock, totaling 2,294,601 shares of common stock (the “Initial Shares”), and (iii) Eight Hundred Sixty-Two Thousand Five Hundred Dollars ($862,500.00) in value of the Company’s common stock, totaling 404,930 shares of common stock (the “Escrow Shares”), to be held in escrow pursuant to an Escrow Agreement to be executed by and among the Company, ISM and Computershare Trust Company, N.A., as escrow agent (the “Escrow Agreement”).

The Company has agreed to register the Initial Shares and Escrow Shares for resale with the Securities and Exchange Commission pursuant to customary registration rights. The Purchase Agreement also contains customary representations, warranties, covenants and indemnities by the parties, including, among others, covenants requiring ISM to conduct its Smart Retail Division business in the ordinary course in the period between execution of the Purchase Agreement and the closing. Under the Purchase Agreement, the closing of the transaction is subject to certain customary closing conditions.

The foregoing description of the terms and conditions of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Purchase Agreement governs the contractual rights between the parties in relation to the purchase and sale of the assets. The Purchase Agreement is being filed as an exhibit to this Current Report on Form 8-K to provide information regarding its terms and is not intended to provide, modify or supplement any information about the Company, ISM or any of their respective subsidiaries or affiliates, or their respective businesses. In particular, the Purchase Agreement is not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or ISM. The representations and warranties contained in the Purchase Agreement have been negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to contractual standards of materiality that may be different from those generally applicable under the securities laws. For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information.

Item 7.01 Other Events.

On December 18, 2018, the Company issued a press release announcing the execution of the Purchase Agreement, which is furnished as Exhibit 99.1 hereto. The information in Exhibit 99.1 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits.

Exhibit	Description
2.1	Asset Purchase Agreement between the Company and ISM, dated December 17, 2018*
99.1	Press Release dated December 18, 2018

*Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Smith Micro Software, Inc.

Date: December 18, 2018	By:	/s/ Timothy C. Huffmyer
Timothy C. Huffmyer
Vice President and Chief Financial Officer